Exhibit 99.1
Cornerstone Healthcare Plus REIT acquires a Senior Living Operation in Allentown, PA
(Irvine, CA) April 19, 2011 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments (“Servant Healthcare”) announced the acquisition of Woodland Terrace at the Oaks Senior Living (formerly Sunrise at Allentown) located on the campus of Lehigh Valley Hospital in Allentown, PA. Located roughly one hour north of Philadelphia, Allentown is Pennsylvania’s third largest city. The property, built in 1996, is a three story, 86 unit/100 bed assisted living facility. The acquisition was made at a negotiated purchase price of $9.0 million.
Woodland Terrace at the Oaks Senior Living is located on the east side of the hospital campus, adjacent to a variety of medical office, skilled nursing, and rehabilitation facilities. The proximity to these medical facilities tends to lead to a substantial number of residential referrals, which provide Woodland Terrace at the Oaks Senior Living with a significant advantage over the local market competition. “We feel the on-campus location and the higher income demographics of the surrounding area enhance the property’s value. We are excited to expand our relationship with Good Neighbor Care (“GNC”) as well,” says Servant Healthcare’s CEO John Mark Ramsey.
Cornerstone Healthcare Plus REIT, Inc. (“CHP”) engaged GNC as the replacement operator for the property. GNC now manages three assets in Pennsylvania, as well as two other facilities for CHP — The Terrace at Mountain Creek in Chattanooga, TN, and Carriage Court of Hilliard in Columbus, OH. Operating performance at both facilities has been very strong since the time the properties were acquired. Over the course of this time, Servant Healthcare and GNC have developed a strong working relationship. Because of the demand for memory care services in the area, CHP intends to reposition the first floor of the building to offer 22 secured residential units with special programming for residents with Alzheimer’s or similar cognitive issues, enhancing services at the property. GNC and Holt Construction will work with Servant Healthcare to lead this transition.
This new acquisition represents CHP’s latest expansion into the Northeastern US. The CHP portfolio currently extends across ten US states. As CHP’s sub-advisor, Servant Healthcare recognizes that each owner, operator or developer has a unique mission and approach to delivering service. Servant Healthcare is an advocate and committed business partner for the industry it serves. For more information, please visit www.CREfunds.com.
Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Healthcare Plus REIT. An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.
Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc. Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facilities mentioned above. Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. CL0254—4/11